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EXHIBIT 3.1

AMENDED
CERTIFICATE OF INCORPORATION
OF
AMERICAN COUNTRY HOLDINGS INC.

    FIRST: The name of the Corporation is "American Country Holdings Inc." (the "Corporation").

    SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

    THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

    FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is sixty-two million (62,000,000) shares, of which sixty million (60,000,000) shall be shares of Common Stock of the par value of $.01 per share ("Common Stock"), and two million (2,000,000) shall be shares of Preferred Stock of the par value of $.10 per share ("Preferred Stock").

    Effective as of the close of business on the day of the filing of the Certificate of Amendment, which contains this provision, with the Secretary of State of the State of Delaware, each share of Common Stock, par value $.01 per share ("Old Common Stock"), issued at such time shall be and hereby is automatically reclassified and changed into one-fourth of one share of Common Stock, par value $.01 per share, without any action by the holder thereof, provided that no fractional shares shall be issued pursuant to such reclassification and change.

    Effective as of the close of business on the day of the filing of the Certificate of Amendment, which contains this provision, with the Secretary of State of the State of Delaware, each certificate outstanding and previously representing shares of Old Common Stock shall, until surrendered and exchanged, be deemed, for all corporate purposes, to constitute and represent the number of whole shares of Common Stock of the Corporation into which the outstanding shares of Old Common Stock previously represented by such certificate were converted by virtue of the reverse stock split.

    The Board of Directors of the Corporation is authorized to issue shares of Preferred Stock from time to time in one or more series for such consideration as it may determine; to fix or alter the voting powers, designations, preferences and rights, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, and terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences, or any of them, as to wholly unissued series of shares of Preferred Stock; and to fix the number of shares constituting any such series and designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of that series then outstanding. In case the number of shares of such series be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

    FIFTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation. The Corporation may in its By-Laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors of the Corporation by applicable law.

    SIXTH: Elections of directors need not be by written ballot unless and to the extent that the By-Laws of the Corporation so provide.

    SEVENTH: To the fullest extent that the DGCL, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination or the liability of directors, no person serving as a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment to or repeal of this Article Seventh nor the adoption of any provision of any Certificate of Incorporation of the Corporation inconsistent with this Article Seventh shall adversely affect any right or protection existing under this Article Seventh at the time of such amendment or repeal.

    EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said Section 145 from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section 145. The Corporation shall advance expenses to the fullest extent permitted by said Section 145. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law of the Corporation, agreement, vote of stockholders or disinterested directors, or otherwise.

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EXHIBIT 3.1
AMENDED CERTIFICATE OF INCORPORATION OF AMERICAN COUNTRY HOLDINGS INC.